Exhibit 10.12

FILT RED, INC. DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Effective as of [      ], 2023

i

FILT RED, INC. DEFERRED COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS

Article 1

EFFECTIVE DATE; PURPOSE; FUNDING

Section 1.0a.Effective Date

. FILT Red, Inc. is establishing this Deferred Compensation Plan for Non-Employee Directors of FILT Red, Inc. (this “Plan”) effective [      ], 2023 (the “Effective Date”).

Section 1.0b.Purpose

. The sole purpose of this Plan is to provide non-employee directors of the Company with an opportunity to defer Compensation from the Company in accordance with the terms and conditions set forth herein.

Section 1.0c.Funding

. The Company may adopt and maintain the Trust to hold assets for the provision of certain benefits under the Plan or other employer benefits. Assets of the Trust are subject to the claims of the Company’s and any Affiliated Employer’s general creditors, and no Participant shall have any interest in any assets of the Trust or the Company other than as a general creditor of the Company.

Article 2

DEFINITIONS AND INTERPRETATION

Section 1.0a.Definitions

. When the first letter of a word or phrase is capitalized herein and the word or phrase is not otherwise defined, the word or phrase shall have the meaning specified below:

(i)“Administrator” means the Company’s Benefits Policy Committee or such other person that the Board designates as Administrator. To the extent that the Administrator delegates a duty or responsibility to an agent, the term “Administrator” shall include such agent.

(ii)   “Affiliated Employer” means (i) a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or (ii) an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company.

(iii)   “Affirmation of Domestic Partnership” means a form or other means designated for use in affirming the relationship between a Participant and his Domestic Partner.

(iv)   “Beneficiary” means the person or entity entitled to receive a Participant’s death benefits under Section 7.05, if any, remaining after the Participant’s death. A Participant’s Beneficiary shall be determined as provided in Section 7.08.

(v)   “Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(vi)   “Board” or “Board of Directors” means the Company’s Board of Directors or, where the context so permits, its designee.

(vii)   “Cash Deferrals” means the cash portion of eligible Compensation deferred by a Director pursuant to the Plan.

(viii)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, including the regulations issued thereunder.

(ix)   “Company” means FILT Red, Inc.

(x)   “Compensation” means all fees, whether paid in cash, shares of the Company’s common stock or other equity-based compensation, earned as a Director, and fees to be received for serving as a chairperson or member or for attending a meeting of a Board committee; provided, however, Compensation does not include any consulting fees earned by the Director.

(xi)   “Deferred Cash Account” means the bookkeeping account established by the Company for a Participant under Section 5.01.

(xii)   “Deferred Stock Account” means the bookkeeping account established by the Company for a Participant under Section 5.02.

(xiii)   “Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(xiv)   “Designated Distribution Date” means the date on which distribution of a Plan Year Balance is to commence as elected pursuant to Section 4.02(c) or Section 4.01(d), as applicable. Except as otherwise provided in Section 4.02 or permitted by the Administrator, a Participant’s Designated Distribution Date must be a specified Semiannual Distribution Month occurring at least two years after the end of the calendar year for which the deferral is made.

(xv)   “Designated Election” means, with respect to a Plan Year Balance, the payment schedule as elected pursuant to Section 4.02(b) or Section 4.01(d), as applicable.

(xvi)   “Director” means a member of the Company’s Board of Directors who is not an officer or employee of the Company.

(xvii)   “Domestic Partner” means a person of the same or opposite sex (i) with whom the Participant has a single, dedicated relationship and has shared the same permanent residence for at least six months, (ii) who is not married to another person or part of another domestic partner relationship and is at least age 18, (iii) who, with the Participant, is mutually responsible for the other’s welfare, (iv) who, with the Participant, intends for their relationship to be permanent, (v) who is not so closely related to the Participant as to preclude marriage under state law, and (vi) for whom there is an Affirmation of Domestic Partnership on file with the Administrator. In determining whether the requirements of clauses (i) through (v) of the preceding sentence have been satisfied, the Administrator may rely on the Affirmation of Domestic Partnership filed with the Administrator.

(xviii)   “Domestic Relations Order” has the meaning specified in Code Section 414(p)(1)(B). (xix)“Participant” means a Director who agrees to make deferrals under the Plan and to be bound by the provisions of the Plan by means designated by the Administrator and who is, or whose Beneficiaries are, entitled to benefits under the Plan. Once an individual has become a Participant pursuant to the preceding sentence, he shall remain a Participant until his entire benefit under the Plan has been distributed.

(xx)   “Payment Year” means a Director’s annual term of service, which is the period beginning on the day after an annual shareholders meeting of the Company and ending on the date of the subsequent year’s annual shareholders meeting; provided that the first Payment Year under this Plan shall mean the period from the date of the Company’s initial public offering until the Company’s first annual shareholders meeting.

(xxi)   “Plan” means the “FILT Red, Inc. Deferred Compensation Plan for Non-Employee Directors,” as set out in this document and as it may be amended from time to time.

(xxii)   “Plan Year Balance” means, with respect to a Participant, the bookkeeping account established to reflect the portion of his Deferred Cash Account or Deferred Stock Account attributable to a specific Payment Year. Where the context permits, “Plan Year Balance” also means the amount credited to such bookkeeping account.

(xxiii)   “Semiannual Distribution Month” means April or October.

(xxiv)   “Spouse” means, as of the date of a Participant’s death, (i) the person to whom the Participant is married in accordance with applicable law of the jurisdiction in which the Participant resides, or (ii) in the case of a Participant not described in clause (i), the Participant’s Domestic Partner.

(xxv)   “Stock Deferrals” means the equity-based portion of eligible Compensation deferred by a Director pursuant to the Plan.

(xxvi)   “Terminates Service,” “Termination of Service,” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than the Director’s death.

(xxvii)   “Trust” means any grantor trust established by the Company to hold assets for the provision of certain benefits under the Plan or other employer benefits.

(xxviii)   “Trustee” means the Trustee of the Trust.

(xxix)   “Unforeseeable Emergency” means any of (i) a severe financial hardship to the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which creates an emergency financial need for the Participant.

Section 1.0b.Rules of Interpretation.

(i)The Plan is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Delaware without regard to conflict of law principles, and the following provisions of this Section.

(ii)Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(iii)Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(iv)If any provision of the Plan shall be held to violate the Code or be illegal or invalid for any other reason, that provision shall be deemed modified to the minimum extent needed to so comply, or if modification is not possible, null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(v)Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.

Article 3

PARTICIPATION

Section 1.0a.Commencement of Participation

. The Board or its designee shall provide each Director with a copy or summary of the Plan and the forms needed to make Cash Deferrals or Stock Deferrals under the Plan. Any such Director shall become a Participant only after completing online enrollment or taking such other action as the Board may prescribe.

Section 1.0b.Cessation of Participation

. A Participant shall continue to be eligible to make deferrals under the Plan until the Participant ceases to be an eligible Director. Termination of participation shall be effective as of the date on which the Director both Terminates Service and his entire interest in the Plan has been distributed.

Article 4

ELECTIONS TO DEFER

Section 1.0a.General Provisions.

(i)A Director who becomes newly eligible to participate in the Plan may elect, within the first thirty (30) days of becoming eligible, to defer his or her Compensation attributable to services performed for the balance of the Payment Year following such election. All elections pursuant to this Article IV shall be made by the means designated by the Administrator, which may include completion of an online form or other means.

(ii)Before December 31 of any year, an incumbent Director may elect to defer all or a portion of his Compensation for services as a Director during the immediately following Payment Year, in which case the elected deferrals shall be deferred and credited to a Plan Year Balance for such Payment Year established pursuant to the terms of the Plan. Unless otherwise determined by the Administrator, such election shall apply solely to the Compensation earned during the immediately following Payment Year and shall not automatically carry over to subsequent Payment Years.

(iii)A Participant may change the Designated Distribution Date and/or Designated Election for a Plan Year Balance only by the means designated by the Administrator, which may include completion of an online form or other means; provided that such change also meets the following requirements: the Participant’s election change shall (i) not be effective until 12 months after it is made, (ii) be valid only if it defers the payment of the relevant Plan Year Balance for a period of not less than five years from the date it otherwise would have been made, and (iii) if the election relates to a payment at a specified time or pursuant to a specified schedule, be valid only if it is made at least 12 months before the date the payment is scheduled to be paid.

(iv)A Participant may change the investment option(s) stipulated for crediting earnings on his or her Plan Year Balances pursuant to Article VI of the Plan and such procedures as are prescribed by the Administrator.

(v)A Participant may change his or her designation of Beneficiary(ies) at any time pursuant to Section 7.08.

Section 1.0b.Elections

. A Director may make an election to defer amounts for a specific Payment Year under the Plan by online enrollment or taking such other action as the Administrator may prescribe within the applicable time as specified in Section 4.01 above. A completed election shall stipulate:

(i)The percentage of the cash portion of eligible Compensation and the common stock or other equity-based portion of eligible Compensation to be deferred for such Payment Year.

(ii)The method of distribution of the applicable Plan Year Balance. The Participant may elect to receive payment of his Plan Year Balance in either (i) one lump sum payment or (ii) a specified number of annual installments, not to exceed 10.

(iii)The date on which distribution of the applicable Plan Year Balance is to commence, subject to the provisions of Article VII.

(iv)The optional rate(s) for crediting earnings on Cash Deferrals for such Payment Year.

Article 5

PLAN YEAR BALANCES

Section 1.0a.Establishment of Deferred Cash Accounts

. At the time of a Participant’s initial election to make Cash Deferrals pursuant to Article IV, the Company shall establish a bookkeeping account (known as the Deferred Cash Account) for such Participant to record his interest under the Plan attributable to Cash Deferrals. Cash Deferrals made by a Participant for a Payment Year shall be credited to the Plan Year Balance for such Payment Year in the Deferred Cash Account when such cash would otherwise be paid, and the Deferred Cash Account shall be adjusted as provided in Article VI.

Section 1.0b.Establishment of Deferred Stock Account

(i)At the time of a Participant’s initial election to make Stock Deferrals pursuant to Article IV, the Company shall establish a bookkeeping account (known as the Deferred Stock Account) for such Participant to record his interest under the Plan attributable to Stock Deferrals. Stock Deferrals made by a Participant for a Payment Year (rounded up to the next whole share) shall be credited to the Plan Year Balance for such Payment Year in the Deferred Stock Account when such Stock Deferrals would otherwise be paid. Any part of the stock or other equity-based portion of a Director’s Compensation not covered by a Stock Deferral election shall be paid to the Director in accordance with the terms of the FILT Red, Inc. 2022 Omnibus Incentive Plan (or any successor plan thereto) and the applicable award thereunder.

(ii)The Deferred Stock Account shall also be credited with an amount equivalent to the dividends that would have been paid on an equal number of outstanding shares of the Company’s common stock then credited to, or subject to units credited to, the Participant’s Deferred Stock Account. Such amount shall be credited as of the payment date of such dividend and converted into an additional number of whole and partial deferred shares or units as of such date (based on the closing price of the Company’s common stock as of the payment date). Such additional deferred shares shall thereafter be treated in the same manner as any other shares or units credited to the Participant’s Deferred Stock Account.

(iii)Plan Year Balances that are part of the Deferred Stock Account may not be allocated into other available investment options under the Plan.

(iv)The number and kinds of shares or units standing to the credit of a Participant’s Deferred Stock Account shall be appropriately adjusted from time to time, as determined by the Administrator in its discretion, in the event of changes in the Company’s outstanding common stock by reason of stock dividends, stock splits, spinoffs, or other distributions of assets (other than normal cash dividends), recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in the Company’s corporate structure or capitalization. Notwithstanding the foregoing, if the Company shall subdivide the shares of common stock or the Company shall declare a dividend payable in shares of common stock, and if no action is taken by the Administrator, then the adjustments contemplated by this subsection (d) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the shares or dividend in shares.

Article 6

ADJUSTMENTS TO DEFERRED CASH ACCOUNTS

As of the end of each business day, the Company shall credit the Participant’s Deferred Cash Account with an earnings factor. The earnings factor will equal the amount the Participant’s Deferred Cash Account would have earned if it had been invested in the investment options determined from time to time by the Company. The Participant is permitted to select the investment option(s) used to determine the earnings factor and may change the selection at such times as may be prescribed by the Administrator. The Participant may choose more than one investment option in such minimum increments as are prescribed by the Administrator. The Company reserves the right to change or amend any of the investment options at any time. The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in the name of the Company and will remain the property of the Company. The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s Deferred Cash Account, regardless of whether the Participant has Terminated Service.

Article 7

PAYMENT OF DEFERRED AMOUNTS

Section 1.0a.Timing of Payments

. Each Plan Year Balance within a Participant’s Deferred Cash Account and Deferred Stock Account shall be paid (or commence distribution, if paid in installments) to the Participant (or the Participant’s Beneficiary, if the Participant is deceased) on the earliest to occur of the following:

(i)the Participant’s death as described in Section 7.05;

(ii)the first business day of the Semiannual Distribution Month following the Participant’s Termination of Service; or

(iii)the Designated Distribution Date for the Plan Year Balance (if elected by the Participant pursuant to Section 4.02).

Section 1.0b.Form of Payment

. All distributions from a Participant’s Deferred Cash Account shall be paid in cash. All distributions from a Participant’s Deferred Stock Account shall be paid in shares of Company common stock (other than any fractional share, which shall be paid in cash) and such shares shall be issued under, and subject to, the FILT Red, Inc. 2022 Omnibus Incentive Plan (or a successor plan thereto).

Section 1.0c.Amount of Installment Payments.

(i)The amount of each annual cash installment from a Plan Year Balance within a Participant’s Deferred Cash Account or a Participant’s Deferred Stock Account shall be determined by dividing the credit balance in such Plan Year Balance as of the last business day of the month immediately preceding the distribution date by the number of installments then remaining unpaid (including the installment for which the calculation is being made). The credit balance in the Plan Year Balance within the Participant’s Deferred Cash Account or Deferred Stock Account shall be reduced by the amount of each distribution out of such Account.

(ii)The number of shares distributed in each annual installment from a Plan Year Balance within a Participant’s Deferred Stock Account (to the extent allocated to stock units) shall be determined by dividing the number of stock units in such Plan Year Balance as of the last business day of the month immediately preceding the distribution date by the number of installments then remaining unpaid (including the installment for which the calculation is being made), with any fractional share paid in cash. The number of stock units in the Plan Year Balance within the Participant’s Deferred Stock Account shall be reduced by the number of shares included in each installment.

Section 1.0d.Small Amounts

. Notwithstanding anything to the contrary herein, if, at the time of the Participant’s separation from service, the Participant’s entire interest in the Plan, together with any amounts deferred by the Participant under any other arrangements aggregated with the Plan under Treas. Reg. s. 1.409A-1(c)(2), are of less value (determined on the basis of the closing price of the Company’s common stock, in the case of any Deferred Stock Account) in total than the applicable dollar amount under Code Section 402(g)(1)(B) for the year, then the Administrator may pay out the Participant’s entire interest in the Plan and such other arrangements in a single lump sum at such time.

Section 1.0e.Death Benefits

. Notwithstanding anything to the contrary herein, in the event of the Participant’s death, payment of the entire balance in the Participant’s Deferred Cash Account and Deferred Stock Account shall be made to the Participant’s designated Beneficiary(ies) in a single lump sum payment by no later than December 31 of the first year following the calendar year of the Participant’s death.

Section 1.0f.Payments on Account of Unforeseeable Emergency

. Notwithstanding anything to the contrary in Section 7.01, if a Participant demonstrates to the satisfaction of the Chairman of the Board and the Chair of the Compensation Committee of the Board (together, the “Chairs”) that he or she has incurred an Unforeseeable Emergency, the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Chairs, shall be distributed to the Participant as soon as administratively feasible after the decision of the Chairs; provided that, in determining whether an Unforeseeable Emergency has been incurred and the amount reasonably necessary to satisfy the emergency need, the Chairs shall comply with the requirements of Section 409A and Treasury Regulation Section 1.409A-3(i)(3). If the Chairs grant a request for withdrawal pursuant to this Section, the Administrator shall prospectively cancel the Participant’s existing deferral elections, and the Chairs shall take into account the additional compensation that is available as a result of the cancellation of those elections in determining the amount reasonably necessary to satisfy the Participant’s emergency need.

Section 1.0g.Designating a Beneficiary

(i)The Participant may designate a Beneficiary only by completing the online designation or other process required by the Administrator for a Beneficiary designation during his life. The Participant’s proper completion of the process to designate a Beneficiary in accordance with the Administrator’s requirements shall cancel all prior Beneficiary designations. If the Participant does not designate a Beneficiary, or if all properly designated Beneficiaries die before the

Participant, then payment of the balance in the Participant’s Deferred Cash Account and Deferred Stock Account shall be made to the Participant’s estate in the event of the Participant’s death.

(ii)The following rules shall determine the apportionment of payments due under the Plan among Beneficiaries in the event of the Participant’s death:

(1)

If any Beneficiary designated by the Participant as a “Direct Beneficiary” dies before the Participant, his or her interest and the interest of his or her heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Direct Beneficiaries shall be increased on a pro rata basis. If no such Beneficiary survives the Participant, the Participant’s entire interest in the Plan shall pass to any Beneficiary designated as a “Contingent Beneficiary.”

(2)

If any Beneficiary designated by the Participant as a “Contingent Beneficiary” dies before the Participant, his or her interest and the interest of his or her heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Contingent Beneficiaries shall be increased on a pro rata basis.

(3)	If any Beneficiary dies after the Participant, but before payment is made to such Beneficiary, then the payment shall be made to the Beneficiary’s estate.

Article 8

ADMINISTRATION OF PLAN

Section 1.0a.Powers and Responsibilities of the Administrator.

(i)The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(ii)The Administrator’s discretionary powers include, but are not limited to, the following:

(1)

to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Service, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)	to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;
(3)	to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;
(4)	to adopt such rules as it deems necessary or appropriate; and
(5)	to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 1.0b.Indemnification

. The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of the Company or any Affiliated Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

Section 1.0c.Claims and Claims Review Procedure.

(i)All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time. A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.

(ii)The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period. If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days. If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(iii)If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

(iv)A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial. The claimant’s appeal shall be deemed filed on receipt by the Administrator. If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.

(v)The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period. If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days. If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision. If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based. The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons.

Article 9

AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder. The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Participant under the Plan or otherwise; provided, however, that no such amendment shall (i) deprive any Participant or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder. The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal, tax or accounting requirements or, to the extent it determines that such amendment is not reasonably likely to have a material adverse impact on previously accrued benefits under the Plan, for any other reason.

Article 10

MISCELLANEOUS

Section 1.0a.Obligations of the Company

. The only obligation of the Company or any Affiliated Employer hereunder shall be a contractual obligation to make payments to Participants, Spouses, or other Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust.

Section 1.0b.Employment Rights

. Nothing contain herein shall confer any right on a Participant to be continued in the service of the Company or affect the Participant’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of the Company or any Affiliated Employer.

Section 1.0c.Non-Alienation

. Except as otherwise required by a Domestic Relations Order, no right or interest of a Participant, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

Section 1.0d. Tax Withholding

. The Company or the Trustee may withhold from any distribution hereunder amounts that the Company or the Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Company or Trustee with regard to such taxes).

Section 1.0e.Other Plans

. Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by the Company or any Affiliated Employer.

Section 1.0f.Liability of Affiliated Employers

. If any payment to be made under the Plan is to be made on account of a Participant who is or was employed by an Affiliated Employer, the cost of such payment shall be borne in such proportion as the Company and the Affiliated Employer agree.

This FILT Red, Inc. Deferred Compensation Plan for Non-Employee Directors has been approved by the Company’s duly authorized officer, acting on behalf of the Company, on this

       day of                   , 2023.

FILT RED, INC.

By:
Name:
Title: